EXHIBIT 5

Brad S. Kalter
Exide Technologies
13000 Deerfield Parkway, Building 200
Alpharetta, Georgia 30004

April 4, 2005

Exide Technologies
Crossroads Corporate Center
3150 Brunswick Pike, Suite 230
Lawrenceville, New Jersey 08648

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

     I am Senior Counsel and Assistant Secretary to Exide Technologies, a Delaware corporation (the “Company”), and have represented the Company in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) relating to an aggregate of 180,000 shares (the “Shares”) of the Company’s Common Stock, par value $.01 per share, issuable by the Company in accordance with the Employment Agreement dated as of March 2, 2005 by and between the Company and Gordon A. Ulsh (the “Agreement”). This opinion letter is rendered pursuant to Item 8 of Form S-8 and Item 601(b)(5) of the Commission’s Regulation S-K.

     As such counsel, I have examined and relied upon such records, documents, certificates and other instruments as in my judgment are necessary or appropriate to form the basis for the opinions hereinafter set forth. In all such examinations, I have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to me as certified, conformed or photographic copies, and as to certificates of public officials, I have assumed the same to have been properly given and to be accurate.

     My opinion set forth below is limited to the Delaware General Corporation Law and reported judicial decisions thereunder, and I do not express any opinion herein concerning any other laws. This opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein.

     Based upon the foregoing, I am of the opinion that the Shares to be issued upon grant, or upon exercise of stock options, under the Agreement are duly authorized and, when issued by the Company in accordance with the terms of the Agreement, will be validly issued, fully paid and nonassessable.

     This opinion is given as of the date hereof. This letter is being rendered solely for the benefit of the Company in connection with the matters addressed herein. This opinion may not be furnished to or relied upon by any person or entity for any purpose without my prior written consent.

     I consent to the filing of this opinion as an exhibit to the Registration Statement.

Yours truly,
/s/ Brad S. Kalter
Brad S. Kalter